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                                                                     Exhibit 2.1

      AGREEMENT AND PLAN OF MERGER, dated as of September 11, 2000 (this "Agreement"), by and among OPTIVISION, INC., a California corporation ("Optivision"), AMNIS SYSTEMS, INC., a Delaware corporation ("Holdco"), and ASI ACQUISITION, INC., a California corporation and a direct wholly-owned subsidiary of Holdco ("Merger Sub).

                                    RECITALS

1. The Boards of Directors of Optivision and Holdco deem it advisable and in the best interests of each corporation and its respective shareholders for Optivision to acquire Holdco, which acquisition will be effected through the merger of Merger Sub with and into Optivision (the "Merger") pursuant to, and upon the terms and subject to the conditions set forth in, this Agreement.

2. Holdco has caused Merger Sub to be organized for the sole purpose of effectuating the Merger contemplated herein.

3. For federal income tax purposes, it is intended that the Merger shall qualify as a reorganization with the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder.

      NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                                   ARTICLE I.
                       THE MERGER; CERTAIN RELATED MATTERS

      SECTION 1.1: The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the California General Corporation Law ("California Law"), Merger Sub shall be merged with and into Optivision and the separate existence of Merger Sub shall thereupon cease. Optivision shall be the surviving corporation in the Merger, shall continue its corporate existence under the laws of the State of California, and shall succeed, without other transfer, to all the rights and property of Merger Sub and shall be subject to all the debts and liabilities of Merger Sub in the same manner as if Optivision itself had incurred them.

      SECTION 1.2: Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") shall be held at the offices of Leland, Parachini, Steinberg, Matzger & Melnick, LLP, 333 Market Street, 27th Floor, San Francisco, CA 94105, at 10:00 a.m., local time, on the first Business Day (as defined in Section 7.11) after all conditions precedent to the Closing shall have been satisfied, or waived, or at such other time and place as the parties hereto shall mutually agree (the actual date of the Closing being referred to herein as the "Closing Date"). The parties hereto hereby agree to deliver at the Closing such documents, certificates of officers and such other instruments as are specified in Article V and as
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reasonably may be required to effect the Merger. All events which shall occur at the Closing shall be deemed to occur simultaneously.

      SECTION 1.3: Effective Time. As soon as practicable following the satisfaction or waiver of the conditions specified in Article V, and provided that this Agreement has not been terminated or abandoned pursuant to Article VI, the parties shall file the agreement of merger substantially in the form of Exhibit A attached hereto (the "Agreement of Merger") with the Secretary of State of the State of California, all applicable tax clearance certificates with respect to Merger Sub with the Secretary of State of the State of California as may be required by California Law, and all other filings or recordings required under California Law. Subject to and in accordance with California Law, the Merger will become effective at the date and time the Agreement of Merger is filed with the Secretary of State of the State of California or such later time or date as may be specified in the Agreement of Merger (the "Effective Time"). Each of the parties will use its best efforts to cause the Merger to be consummated as soon as practicable following the fulfillment or waiver of the conditions specified in Article V.

      SECTION 1.4: Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in California Law.

      SECTION 1.5: Charter and Bylaws; Officers and Directors.

            (a) Charter. The articles of incorporation of Optivision, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the surviving corporation after the Effective Time.

            (b) Bylaws. The Bylaws of Optivision, as in effect immediately prior to the Effective Time, shall be the Bylaws of the surviving corporation after the Effective Time.

            (c) Officers. The officers of Optivision immediately prior to the Effective Time shall be the officers of the surviving corporation after the Effective Time.

            (d) Directors. The directors of Optivision immediately prior to the Effective Time shall be the directors of the surviving corporation after the Effective Time.

      SECTION 1.6: Effects on Optivision Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of any share of Common Stock, no par value per share, of Optivision (the "Optivision Stock"):

            (a) Capital Stock of Merger Sub. Each issued and outstanding share of common stock, no par value per share, of Merger Sub shall be converted into one fully paid and nonassessable share of common stock, no par value per shares, of the surviving corporation in the Merger.

            (b) Cancellation of Treasury Stock. All shares of Optivision Stock issued and owned by Optivision at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired, and no consideration shall be delivered in exchange therefor.


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            (c) Conversion of Optivision Stock. Subject to Section 2.3, each issued and outstanding share of Optivision Stock, other than shares to be canceled in accordance with Section 1.6(b) and Dissenting Shares (as defined in Section 1.11), shall be converted into the right to receive fully paid and nonassessable shares of Common Stock, par value $.0001 per share, of Holdco (the "Holdco Stock") as follows:

Each Share of             Number of Shares of Holdco Stock
Optivision Stock          Into Which Converted
Optivision Stock          0.10 shares (as the same may be adjusted  according to
                          Section 1.10, the "Exchange Ratio") of Holdco Stock

      The shares of Holdco Stock into which shares of Optivision Stock are converted pursuant to the foregoing are referred to herein collectively as the "Merger Consideration."

      As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Optivision Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such share of Optivision Stock (such certificate or other evidence of ownership, a "Certificate") shall thereafter cease to have any rights with respect to such shares of Optivision Stock, except the right (subject to Section 1.6(b) and Section 1.11) to receive the applicable Merger Consideration with respect thereto and any dividends or other distributions to which holders of Optivision Stock become entitled all in accordance with this
Article I upon the surrender of such Certificate.

      SECTION 1.7: Optivision Stock Options.

            (a) Each Optivision stock option representing a right to purchase shares of Optivision Stock (an "Optivision Option") granted under the Optivision 1997 Stock Plan (the "Optivision Plan") prior to the Effective Time and which remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Optivision Stock and shall be converted (each, as so converted, an "Optivision Converted Option") at the Effective Time into an option to acquire, on the same terms and conditions as were applicable under the Optivision Plan (but taking into account any changes thereto, including the acceleration thereof, provided for in the Optivision Plan, in any award agreement or in such option by reason of this Agreement or the transactions contemplated hereby), that number of shares of Holdco Stock determined by multiplying the number of shares of Optivision Stock subject to such Optivision Option by the Exchange Ratio (rounded to the nearest whole share of Holdco Stock) at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Optivision Option divided by the Exchange Ratio; provided, however, that in the case of any Optivision Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of
Section 424(a) of the Code.

            (b) As soon as practicable after the Effective Time, Holdco shall deliver to the holders of Optivision Options appropriate notices setting forth such holders' rights pursuant to the Optivision Plan and agreements evidencing the grants of such Optivision Options (including


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that, in connection with the Merger and to the extent provided by the terms of the Optivision Plan, the Optivision Options have become fully vested and exercisable) and stating that such Optivision Options and agreements shall be assumed by Holdco and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.7 after giving effect to the Merger and the terms of the Optivision Plan). To the extent permitted by law, Holdco shall comply with the terms of the Optivision Plan and shall take such reasonable steps as are necessary or required by, and subject to the provisions of, such Optivision Plan, to have the Optivision Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Holdco after the Effective Time.

            (c) Prior to the Effective Time, Holdco shall take all necessary action to assume as of the Effective Time all obligations undertaken by, or on behalf of, Holdco under this Section 1.7 and to adopt at the Effective Time the Optivision Plan and each Optivision Option, and to take all other actions called for by this Section 1.7, including the reservation, issuance and listing of a number of shares of Holdco Stock at least equal to the number of shares of Holdco Stock that will be subject to Optivision Converted Options. As soon as practicable after the Effective Time, Holdco shall file a registration statement on Form S-8 (or any successor or, including if Form S-8 is not available, other appropriate forms) with respect to the shares of Holdco Stock subject to such options and shall maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

      SECTION 1.8: Optivision Warrants.

            (a) Each Warrant representing a right to purchase shares of Optivision Stock (an "Optivision Warrant") and which remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Optivision Stock and shall be converted (each, as so converted, an "Optivision Converted Warrant") at the Effective Time into a warrant to acquire, on the same terms and conditions as were applicable under the related Optivision Warrant that number of shares of Holdco Stock determined by multiplying the number of shares of Optivision Stock subject to such Optivision Warrant by the Exchange Ratio (rounded to the nearest whole share of Holdco Stock) at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Optivision Warrant divided by the Exchange Ratio.

            (b) As soon as practicable after the Effective Time, Holdco shall deliver to the holders of Optivision Warrants appropriate notices setting forth such holders' rights pursuant to such Optivision Warrants and stating that such Optivision Warrants shall be assumed by Holdco and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.8 after giving effect to the Merger).

            (c) Prior to the Effective Time, Holdco shall take all necessary action to assume as of the Effective Time all obligations undertaken by, or on behalf of, Holdco under this Section 1.8 and to adopt at the Effective Time each Optivision Warrant, and to take all other actions called for by this Section 1.8, including the reservation, issuance and listing of a number of shares of Holdco Stock at least equal to the number of shares of Holdco Stock that will be subject to Optivision Converted Warrants.


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

      SECTION 1.9: Restrictions on Transfer.

            (a) Merger Consideration. All of the Merger Consideration will be subject to a restriction on transfer for a period of 360 days after the Effective Time, and Holdco may impose stop-transfer instructions with respect to such securities; except for 150,000 shares of Holdco Stock to which ADC Telecommunications, Inc. shall be entitled by virtue of the Merger which shall be subject to a restriction on transfer for a period of 180 days after the Effective Date.

            (b) Holdco Stock Issuable Upon Automatic Conversion of Optivision Convertible Notes. All shares of Holdco Stock issuable upon conversion of Convertible Notes pursuant to the terms thereof on or as of the Effective Time (the "Optivision Convertible Notes") shall be subject to a restriction on transfer for a period of 240 days after the Effective Time.

(c) Holdco Stock Issuable Upon Exercise of Optivision Converted Options. All of the shares of Holdco Stock issuable upon exercise of the Optivision Converted Options shall be subject to a restriction on transfer for the periods as follows, and Holdco may impose stop-transfer instructions with respect to such securities:

                  100% for 180 days  after  the  Effective Time;
                  90% for 270  days  after  the  Effective Time;
                  80% for 360  days  after  the  Effective Time;
                  70% for 450 days after the Effective Time; and 60% for 540 days after the Effective Time.

            (d) Holdco Stock Issuable Upon Exercise of Optivision Warrants. All of the shares of Holdco Stock issuable upon exercise of the Optivision Warrants shall be subject to a restriction on transfer for a period of 240 days after the Effective Time

            (e) Legends; Stop-Transfer Instructions. All stock certificates evidencing shares of Holdco Stock subject to restriction on transfer as provided herein shall bear a legend to such effect, and Holdco may impose stop-transfer instructions with respect to such securities.

      SECTION 1.10: Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Holdco Stock shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the applicable Merger Consideration shall be appropriately adjusted to provide to the holder of Optivision Stock the same economic effect as contemplated by this Agreement prior to such event.

      SECTION 1.11: Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Optivision Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Optivision Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 1300 et seq. of the California Law (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Optivision Stock


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shall be entitled to receive payment of the appraised value of such shares of
Optivision Stock in accordance with the provisions of such provisions of the California Law unless and until such holders fail to perfect or shall have effectively withdrawn or lost their rights to appraisal and payment under the California Law. If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or lost such right, such shares of Optivision Stock shall thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration to which the holder of such shares of Optivision Stock is entitled, without any interest or dividends thereon.

                                  ARTICLE II.
                            EXCHANGE OF CERTIFICATES

      SECTION 2.1: Exchange of Stock Certificates.

            (a) At any time on or after the Effective Time, holders of Certificates will be entitled, upon surrender of such certificates to Holdco or its transfer agent, to receive in exchange therefor one or more new stock certificates evidencing ownership of the number of Holdco Stock into which such Optivision Stock represented thereby shall have been converted in the Merger. If any certificate representing shares of Holdco Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, and that the issuance is in compliance with all applicable securities laws.

            (b) From and after the Effective Time, Holdco shall be entitled to treat the Certificates which prior to the Effective Time represented shares of Optivision Stock and which have not yet been surrendered for exchange as evidencing the ownership of the number of full shares of Holdco Stock into which the shares of Optivision Stock represented thereby shall have been converted pursuant to Section 1.6(c), notwithstanding the failure to surrender such certificates.

      SECTION 2.2: Distributions with Respect to Unexchanged Shares. No dividends or other distributions with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Holdco Stock that such holder would be entitled to receive upon surrender of such Certificate until such holder shall surrender such Certificate in accordance with Section 2.1. Following surrender of any such Certificate, there shall be paid to the record holder thereof without interest, (a) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Holdco Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such shares of Holdco Stock.

      SECTION 2.3: No Fractional Shares of Holdco Stock.

            (a) No certificates or scrip for fractional shares of Holdco Stock shall be issued upon the surrender for exchange of Certificates pursuant to this
Article II in the Merger


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and such fractional share interest will not entitle the owner thereof to vote or to have any rights of a stockholder of Holdco or a holder of shares of Holdco Stock.

            (b) Notwithstanding any other provision to this Agreement, any fraction of a share of Holdco Stock to which a holder of shares of Optivision Stock shall be entitled to receive in exchange pursuant to the Merger (determined after taking into account all Certificates delivered by such holder) shall be rounded to the nearest whole number.

      SECTION 2.4: Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Holdco, the posting by such Person of a bond in such reasonable amount as Holdco may direct as indemnity against any claim that may be made against it with respect to such Certificate, Holdco or its transfer agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the share of Optivision Stock formerly represented thereby and unpaid dividends and distributions on shares of Holdco Stock deliverable in respect thereof, pursuant to this Agreement.

      SECTION 2.5: Further Assurances. At and after the Effective Time, the officers and directors of Holdco will be authorized to execute and deliver, in the name and on behalf of Optivision, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Optivision, any other actions and things to vest, perfect or confirm of record or otherwise in Holdco any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Holdco as a result of, or in connection with, the Merger.

      SECTION 2.6: Closing of Transfer Books. The stock transfer books of the Optivision shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Optivision thereafter on the records of Optivision.

                                  ARTICLE III.
                         REPRESENTATIONS AND WARRANTIES

      SECTION 3.1: Representations and Warranties of Optivision. Optivision represents and warrants to Holdco as follows:

            (a) Organization, Standing and Power; Subsidiaries.

                  (i) Optivision is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be in good standing would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Optivision, taken as a whole.


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                  (ii) Optivision does not have any Subsidiaries (as defined in
Section 7.11) and does not directly or indirectly own any interest or investment in any other Person.

                  (iii) The copies of the articles of incorporation and bylaws of Optivision which were previously furnished or made available to Holdco are true, complete and correct copies of such documents as in effect on the date of this Agreement.

            (b) Capital Structure. As of the date of this Agreement, the only authorized capital stock of Optivision consists of 100,000,000 shares of Optivision Stock, of which 25,490,561 shares are outstanding. As of the date of this Agreement, there are no outstanding options, warrants, commitments, agreements or any other rights of any character entitling any person to acquire any of the capital stock or other interest in Optivision, other than:

                  (i) Optivision Options representing the right to purchase 34,858,945 shares of Optivision Stock under the Optivision Plan;

                  (ii) Optivision Warrants to purchase a total of 1,250,000 shares of Optivision Stock; and

                  (iii) Optivision Convertible Notes in the aggregate principal amount of $2,750,000 convertible into 1,683,000 shares of Optivision Stock on or as of the Effective Time.

            (c) Authority; No Conflicts.

                  (i) Optivision has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Optivision Stock. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Optivision and no other corporate proceedings on the part of Optivision are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject to the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Optivision Stock. This Agreement has been duly executed and delivered by Optivision and constitutes a valid and binding agreement of Optivision, enforceable against Optivision in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (ii) Neither the execution, delivery and performance by Optivision of this Agreement nor the consummation of the transactions contemplated hereby (1) violates any provision of the articles of incorporation or bylaws of Optivision; (2) violates, conflicts with or results in a breach or default under (after the giving of notice or the passage of time or both), permits the termination of, or relieves the other party of its obligations under, any agreement or instrument to which Optivision is a party or by which it or any of its properties or assets may be bound, or results in the creation of any mortgage, lien, security interest, charge or other


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encumbrance of any kind upon any of its properties or assets; or (3) violates any laws, regulations or orders of any applicable jurisdiction which are binding on Optivision.

                  (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or authority is required by Optivision in connection with the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, except for those required under (A) California Law, and (B) any applicable state securities or "blue sky" laws.

            (d) Litigation. There are no actions, suits, claims, judgments or proceedings pending or, to the knowledge of Optivision, threatened, against or affecting Optivision which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Optivision.

            (e) Brokers or Finder. No agent, broker, investment banker, or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission in connection with any of the transactions contemplated by this Agreement, except Harold Gershuny whose fees and expense will be paid by Optivision.

            (f) Disclosure. Neither this Agreement, the Schedules hereto, nor any audited or unaudited financial statements, documents or certificates furnished or to be furnished to Holdco by or on behalf of Optivision pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

      SECTION 3.2: Representations and Warranties of Holdco. Holdco represents and warrants to Optivision as follows:

      (a) Organization, Standing and Power; Subsidiaries.

            (i) Holdco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in the State of Delaware and in each other jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be in good standing would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Holdco and its Subsidiaries, taken as a whole. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has and authority to own, lease and operate its properties and to carry on its business as now being conducted.

                  (ii) Holdco does not have any Subsidiaries and does not directly or indirectly own any interest or investment in any other Person, except for Merger Sub.


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

                  (iii) The copies of the certificate or articles of incorporation and bylaws of Holdco and Merger Sub which were previously furnished or made available to Optivision are true, complete and correct copies of such documents as in effect on the date of this Agreement.

            (b) Capital Structure. As of the date of this Agreement, the only authorized capital stock of Holdco consists of 40,000,000 shares of Holdco Stock, of which 6,564,200 shares are outstanding. As of the date of this Agreement, there are no outstanding options, warrants, commitments, agreements or any other rights of any character entitling any person to acquire any of the capital stock or other interest in Holdco. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 100 shares of common stock, no par value per share, all of which have been issued to Holdco at a price of $1.00 per share.

            (c) Authority; No Conflicts.

                  (i) Each of Holdco and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Holdco and Merger Sub and no other corporate proceedings on the part of Holdco or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Holdco and Merger Sub and constitutes a valid and binding agreement of each of Holdco and Merger Sub, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (ii) Neither the execution, delivery and performance by Holdco or Merger Sub of this Agreement nor the consummation of the transactions contemplated hereby (1) violates any provision of the articles of incorporation or bylaws of Holdco or Merger Sub; (2) violates, conflicts with or results in a breach or default under (after the giving of notice or the passage of time or both), permits the termination of, or relieves the other party of its obligations under, any agreement or instrument to which Holdco or Merger Sub is a party or by which it or any of its properties or assets may be bound, or results in the creation of any mortgage, lien, security interest, charge or other encumbrance of any kind upon any of its properties or assets; or (3) violates any laws, regulations or orders of any applicable jurisdiction which are binding on Holdco or Merger Sub.

                  (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency or authority is required by Holdco or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, except for those required under (A) California Law, and (B) any applicable state securities or "blue sky" laws.

            (d) Litigation. There are no actions, suits, claims, judgments or proceedings pending or, to the knowledge of Holdco, threatened, against or affecting Holdco or Merger Sub


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

which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Holdco and its Subsidiaries, taken as a whole.

            (e) Brokers or Finder. No agent, broker, investment banker, or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission in connection with any of the transactions contemplated by this Agreement, except Harold Gershuny whose fees and expense will be paid by Optivision.

            (f) Disclosure. Neither this Agreement, the Schedules hereto, nor any audited or unaudited financial statements, documents or certificates furnished or to be furnished to Optivision by or on behalf of Holdco or Merger Sub pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading.

                                  ARTICLE IV.
                            COVENANTS AND AGREEMENTS

      SECTION 4.1: Conduct of Business. During the period from the date of this Agreement and continuing until the Effective Time, each of Optivision and Holdco agrees as to itself and its Subsidiaries (except as expressly contemplated or permitted by this Agreement, or to the extent the other party shall otherwise consent in writing):

            (a) To carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, to preserve intact their present business organization and structure, to keep available the services of their present officers, agents and full-time employees, to use best efforts to preserve and maintain their assets and the goodwill of their respective businesses and to use best efforts to preserve their relationships with customers, clients, independent contractors, employees and other persons having business dealings with it or material to the operation of their respective businesses;

            (b) Not to declare, set aside, distribute or pay any dividend or other distributions in respect of its capital stock, or split, combine or reclassify any of its capital stock, or authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of capital stock or any other securities, or amend any of the terms of any such securities;

            (c) Not to incur any liability (other than liabilities incurred in the ordinary course of their respective businesses, consistent with past practice, which are not in the aggregate material thereto), or pay, discharge or satisfy any material claim or liability, other than the payment, discharge or satisfaction in the ordinary course, of their respective businesses of claims or liabilities incurred in the ordinary course, consistent with past practice; or

            (d) Not to sell, transfer convey, assign or otherwise dispose of any assets, except in the ordinary course, consistent with past practices, or create, incur or assume any Lien on any Assets.

      SECTION 4.2: Access to Information. Prior to the Closing Date, upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors, agents and other representatives (collectively, the "Representatives") of the other party reasonable access during normal business hours to its properties, books, contracts, commitments, records, officers and employees, and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party copies of such information concerning it and its business, properties and personnel as such other party may reasonably request.

      SECTION 4.3: Consents, Filings and Authorizations; Efforts to Consummate. Subject to the terms and conditions of this Agreement, as promptly as practicable after the date hereof, each party will use its good faith efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement, including without limitation, all filings and submissions under applicable laws as may be required for them to consummate the transactions contemplated hereby in accordance with the terms hereof, and such consents of any third party, whether private or governmental, required in connection with such party's performance of such transactions, shall furnish copies thereof to each other party prior to such filing, and shall not make any such filing or submission to which the other party reasonably objects in writing. All such filings shall comply in form and content in all material respects with applicable laws. Each party hereto shall cooperate with the other in all of the foregoing.

      SECTION 4.4: Approval of Shareholders. Optivision shall (a) as soon as reasonably practicable for the purpose of voting on the adoption and approval of this Agreement and the Merger (the "Proposal") and in accordance with California Law, applicable federal and state securities laws and its articles of incorporation and bylaws, either obtain the written consent of the holders of a majority of the outstanding shares of Optivision Stock or cause a meeting of its shareholders to be duly called and held, (b) recommend to its shareholders approval of the Proposal (except to the extent that the board of directors of Holdco determines, after receiving the written advice of counsel, that such act is not permitted by such board of directors in the discharge of their fiduciary duties to Optivision), (c) use its best efforts to obtain the necessary approval of its shareholders, and (d) take all action required under California Law with respect to the holders of Dissenting Shares. Holdco will take any action required to be taken under California Law, and applicable federal and state securities laws and will also take action to secure all necessary exemptions or clearances under California Law and all securities laws applicable to (i) the Merger, and (ii) the issuance of Holdco Stock pursuant thereto.

      SECTION 4.5: Tax-Free Qualification. Each party hereto shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code.

      SECTION 4.6: Confidentiality. Each party shall hold in strict confidence, and shall use its best efforts to cause each of its Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or by other requirements of law, all information concerning the other party which it has obtained prior to, on or after the date hereof in connection with this Agreement and the transactions contemplated hereby, and each party shall not use or disclose to others, or permit the use of or disclosure of, any such information so obtained, and will not release or disclose such information to any other Person, except its Representatives who need to know such information in connection with this Agreement and the transactions contemplated hereby. The foregoing provision shall not apply to any such information to the extent a party can demonstrate (i) was known by it prior to disclosure by the other party, (ii) was rightfully obtained by it from a third party who lawfully obtained such information under conditions which did not require that such information be held in confidence, or (iii) was, at the time of disclosure or thereafter becomes, generally available to the public through no act or failure on its part. If this Agreement is terminated as provided herein, each party hereto shall return to the other all tangible evidence of all such disclosed information.

      SECTION 4.7: Public Announcements. The parties will consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement and the transactions contemplated hereby, and will not issue any such press release or make any such public statement without the prior approval of the other party, except as may be required by applicable law in which event the other party shall have the right to review and comment upon (but not approve) any such press release or public statement prior to its issuance.

      SECTION 4.8: Expenses. Except as otherwise specifically provided in this Agreement, the parties hereto shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including without limitation, all fees and expenses of their respective counsel, accountants and other representatives.

      SECTION 4.9: Directors' and Officers' Indemnification and Insurance. Holdco shall (a) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers, employees, agents and advisors of Optivision and its Subsidiaries (in all their capacities) (i) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Optivision pursuant to Optivision's articles of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers, employees, agents and advisors of Optivision and its Subsidiaries, and (b) without limitation to clause (a), to the fullest extent permitted by law, in each case for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in Holdco (or any successor's) certificate of incorporation and bylaws after the Effective Date, provisions regarding elimination of liability of directors, indemnification of officers, directors, employees, agents and advisors, and advancement of expenses which are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current articles of incorporation and bylaws of Optivision, and (iii) acquire and cause to be maintained for a period of six (6) years after the Effective Time a policy of directors' and officers' liability insurance and fiduciary liability insurance with respect to claims arising from facts or events that occurred on or before the Effective Time.

      SECTION 4.10: Directors and Executive Officers of Holdco. The parties hereto will take all action necessary to cause (a) the Board of Directors of Holdco as of the Effective Time to be comprised of the persons listed in
Schedule 4.10(a), and (b) the individuals listed in Schedule 4.10(b) to be appointed as officers of Holdco as of the Effective Time.

      SECTION 4.11: Other Action With Respect to Holdco. The parties hereto will take all action necessary to amend the certificate of incorporation of Holdco prior to the Effective Time to provide for 100,000,000 authorized shares of Holdco Stock, and 20,000,000 shares of Preferred Stock issuable in series as determined by the Board of Directors of Holdco.

                                   ARTICLE V.
                              CONDITIONS TO CLOSING

      SECTION 5.1: Conditions to the Obligations Each Party. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

            (a) No Injunction. No provision of any applicable law and no order, decree, ruling or other action of any governmental authority shall prohibit the consummation of the transactions contemplated by this Agreement.

            (b) No Proceeding or Litigation. No action, suit, claim before any legal, administrative or arbitration proceeding instituted by any person shall have been commenced or pending against any of the parties hereto or any of their respective affiliates, officers or directors which seeks to restrain, prevent, change or delay in any material respect the Merger or seeks to challenge any of the material terms or provisions of this Agreement or seeks material damages in connection with any of such transactions.

            (c) Government Consents. All consents, approvals, authorizations or orders of, or filings with, any governmental agency required for the consummation of the transactions contemplated hereby shall have been obtained or made, including without limitation, a permit for the issuance of the Merger Consideration issued by the Commissioner of Corporations of the State of California, and a tax clearance certificate for Merger Sub issued by the California Franchise Tax Board.

            (d) Corporate Proceedings. This Agreement shall have been adopted by the requisite affirmative vote of the shareholders of Optivision in accordance with Optivision's articles of incorporation and bylaws and California Law.

      SECTION 5.2: Additional Conditions to Obligations of Optivision. The obligation of Optivision to effect the Merger are subject to the satisfaction, or waiver by Holdco, on or prior to the Closing Date of the following additional conditions:

            (a) Performance. Holdco shall have performed and complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

            (b) Representations and Warranties. The representations and warranties of Holdco contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

            (c) Documentation. The following shall have been delivered to
Optivision:

                  (i) A certificate of an executive officer of Holdco dated the Closing Date confirming the matters set forth in Sections 5.2(a) and (b).

                  (ii) A certificate of the Secretary of Holdco dated the Closing Date certifying, among other things, (A) that attached or appended to such certificate is a true and correct copy of (1) its certificate of incorporation as amended to the date thereof; (2) its Bylaws as amended to the date thereof; and (3) all corporate actions taken by it, including resolutions of its board of directors and, if applicable, its shareholders authorizing the Merger and the execution, delivery and performance of this Agreement and such other certificates, documents or other instrument in connection herewith to which Holdco is a party; and (B) the names and signatures of its officers who are authorized to execute and deliver this Agreement and such other certificates, documents or other instrument in connection herewith to which Holdco is a party.

                  (iii) Good standing certificates for Holdco from the Secretary of State of the State of California, and each other jurisdiction in which Holdco is qualified to do business as a foreign corporation.

                  (iv) The resignation of all officers and directors of Holdco.

      SECTION 5.3: Additional Conditions to Obligations of Holdco. The obligation of Holdco to effect the Merger are subject to the satisfaction, or waiver by Optivision, on or prior to the Closing Date of the following additional conditions:

            (a) Performance. Optivision shall have performed and complied with all agreements, obligations and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

            (b) Representations and Warranties. The representations and warranties of Optivision contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

            (c) Documentation. The following shall have been delivered to
Holdco:

                  (i) A certificate of an executive officer of Optivision dated the Closing Date confirming the matters set forth in Sections 5.3(a) and (b).

                  (ii) A certificate of the Secretary of Optivision dated the Closing Date certifying, among other things, (A) that attached or appended to such certificate is a true and correct copy of (1) its articles of incorporation as amended to the date thereof; (2) its Bylaws as amended to the date thereof; and (3) all corporate actions taken by it, including resolutions of its board of directors and its shareholders authorizing the Merger and the execution, delivery and performance of this Agreement such other certificates, documents or other instrument in connection herewith to which Optivision; and (B) the names and signatures of its officers who are authorized to execute and deliver this Agreement and such other certificates, documents or other instrument in connection herewith to which Optivision is a party.

                                  ARTICLE VI.
                                   TERMINATION

      SECTION 6.1: Termination. This Agreement may be terminated and the Merger and other transactions contemplated hereby may be abandoned at any time prior to the Effective Time:

            (a) By mutual written consent of the parties hereto;

            (b) By Optivision, if Holdco shall have breached or failed to perform any of its representation, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 5.1(a) or (b) are not capable of being satisfied on or before December 31, 2000 (the "Termination Date");

            (c) By Holdco, if Optivision shall have breached or failed to perform any of its representation, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 5.1(a) or (b) are not capable of being satisfied on or before the Termination Date; or

            (d) By either party hereto, if any governmental entity shall have issued an order, decree or ruling or other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable.

      SECTION 6.2: Effect of Termination; Right to Proceed. In the event that this Agreement shall be terminated pursuant to this Article VI, all further obligations of the parties under the Agreement shall terminate without further liability of any party hereunder (except with respect to Section 4.6 (Confidentiality), Section 4.7 (Public Announcements), and Section 4.8 (Expenses) as provided below). The agreements contained in Sections 4.6, 4.7 and
4.8 shall survive the termination hereof. In the event that a condition precedent to its obligation is not met, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Merger and the other transactions contemplated hereby.

                                  ARTICLE VII.
                               GENERAL PROVISIONS

      SECTION 7.1: Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, agreements and other provisions, shall survive the Effective Time, except for those covenants, agreements and other provisions contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VII.

      SECTION 7.2: Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Optivision to:   Optivision, Inc.
                       3450 Hillview Avenue
                       Palo Alto, California 94304
                       Attention: Michael A. Liccardo, Chief Executive Officer
                       Fax: (650) 855-0222

with a copy to:        Leland, Parachini, Steinberg, Matzger & Melnick, LLP
                       333 Market Street, 27th Floor
                       San Francisco, CA 94105
                       Attention: Edward V. Pollack, Esq.
                       Fax: (415) 974-1520

If to Holdco or        Amnis System, Inc..
Merger Sub to:         885 West Georgia Street, Suite 1500
                       Vancouver, B.C. V6C 3E8
                       Canada
                       Attention:
                       Fax: (604) 687-0554

with a copy to:        Gerald R. Tuskey, Personal Law Corporation
                       409 Granville Street, Suite 1000
                       Vancouver, B.C. V6C 1T2
                       Canada
                       Attention: Gerald R. Tuskey, Esq.
                       Fax: (604) 688-4933

      SECTION 7.3: Entire Agreement; No Third Party Beneficiaries.

            (a) This Agreement (including the Schedules and Exhibits hereto) and the other agreements and instruments of the parties delivered in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

            (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 4.9 (which is intended to be for the benefit of the Persons covered thereby).

      SECTION 7.4: Waivers and Amendments, Non-Contractual Remedies, Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed or extended only by a written instrument signed by the parties hereto. The provisions hereof may be waived in writing by the parties hereto. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

      SECTION 7.5: Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such State, without regard to the conflict of law rules thereof.

      SECTION 7.6: Consent to Jurisdiction and Service of Process. The parties hereto irrevocably (a) agree that any suit, action or other legal proceeding arising out of this Agreement may be brought in the courts of the State of California or the courts of the United States located in the State of California, (b) consent to the jurisdiction of each court in any such suit, action or proceeding, (c) waive any objection which they, or any of them, may have to the laying of venue of any such suit, action or proceeding in any of such courts, and (d) waive the right to a trial by jury in any such suit, action or other legal proceeding.

      SECTION 7.7: Binding Effect, No Assignment. This Agreement and all of its provisions, rights and obligations shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any purported assignment, unless so consented to, shall be void and without effect.

      SECTION 7.8: Exhibits. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

      SECTION 7.9: Severability. If any provision of this Agreement for any reason shall be held to be illegal, invalid or unenforceable, such illegality shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such illegal, invalid or unenforceable provision had never been included herein.

      SECTION 7.10: Counterparts; Facsimile Signatures. The Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. The parties shall be entitled to rely upon and enforce a facsimile of any authorized signature as if it were the original.

      SECTION 7.11: Definitions. The following terms, as used herein, have the following meanings:

            (a) "Business Day" means any day other than a Saturday, Sunday or other day on which banks are not required or authorized to close in the City of San Francisco.

            (b) The term "control", with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other persons by or through stock ownership, agency or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            (c) "Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity, including a government or political subdivision or an agency or instrumentality thereof.

            (d) "Subsidiary" of a Person means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly through one or more intermediaries, or both, such Person.

      SECTION 7.12: Interpretation. When a reference is made in this Agreement to Sections or Articles, such reference shall be to a Section or Articles of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

OPTIVISION, INC.

By: /s/ Michael A. Liccardo                AMNIS SYSTEMS, INC.
    ---------------------------
Name: Michael A. Liccardo                  By: /s/ Jason John
      -------------------------                ---------------------------
Title: President/CEO                       Name: Jason John
       ------------------------                  -------------------------
                                           Title: President
                                                  ------------------------


                                           ASI ACQUISITION, INC.

                                           By: /s/ Jason John
                                               ---------------------------
                                           Name: Jason John
                                                 -------------------------
                                           Title: President
                                                  ------------------------

                                  SCHEDULE 4.10
                                       TO
                          AGREEMENT AND PLAN OF MERGER

                        DIRECTORS AND EXECUTIVE OFFICERS
                       OF HOLDCO AS OF THE EFFECTIVE TIME

(a)   Board of Directors of Holdco:

            Michael A. Liccardo

            Lawrence L. Bartlett

            Catherine Palmen

(b)   Officers of Holdco:

            --------------------------------------------------------------------
            Name                   Position and Title
            ----                   ------------------
            --------------------------------------------------------------------
            Michael A. Liccardo    Chairman and Chief Executive Officer
            --------------------------------------------------------------------
            Lawrence L. Bartlett   Vice President, Chief Financial Officer and
                                   Secretary
            --------------------------------------------------------------------
            Richard Falcone        Vice President  - Worldwide Sales
            --------------------------------------------------------------------
            Paul Tupin             Vice President - Engineering
            --------------------------------------------------------------------

                                    EXHIBIT A
                                       TO
                          AGREEMENT AND PLAN OF MERGER

                           FORM OF AGREEMENT OF MERGER

      The form of the Agreement of Merger is set forth on the following pages.

                               AGREEMENT OF MERGER

      AGREEMENT OF MERGER (this "Agreement") is entered into among OPTIVISION, INC., a California corporation ("Optivision"), AMNIS SYSTEMS, INC., a Delaware corporation ("Holdco"), and ASI ACQUISITION, INC., a California corporation and a wholly-owned subsidiary of Holdco ("Merger Sub" and together with Optivision hereinafter collectively referred to as the "Constituent Corporations").

      WHEREAS, the issued and outstanding capital stock of Merger Sub consists of 100 shares of common stock, no par value per share.

      WHEREAS, the issued and outstanding capital stock of Optivision consists of 25,493,689 shares of common stock, no par value per share (the "Optivision Stock").

      WHEREAS, Holdco is a Delaware corporation that owns 100% of the issued and outstanding shares of capital stock of Merger Sub.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

      1. The Merger. At the effective time of the merger (the "Effective Time") as provided in this Agreement, Merger Sub shall be merged with and into Optivision and the separate existence of Merger Sub shall thereupon cease, in accordance with the applicable provisions of the General Corporation Law of the State of California. Optivision shall be the surviving corporation in the merger, shall continue its corporate existence under the laws of the State of California, and shall succeed, without other transfer, to all the rights and property of Merger Sub and shall be subject to all the debts and liabilities of Merger Sub in the same manner as if Optivision itself had incurred them.

      2. Charter and Bylaws; Officers and Directors.

            (a) Charter. The articles of incorporation of Optivision, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the surviving corporation after the Effective Time.

            (b) Bylaws. The Bylaws of Optivision, as in effect immediately prior to the Effective Time, shall be the Bylaws of the surviving corporation after the Effective Time.

            (c) Officers. The officers of Optivision immediately prior to the Effective Time shall be the officers of the surviving corporation after the Effective Time.

            (d) Directors. The directors of Optivision immediately prior to the Effective Time shall be the directors of the surviving corporation after the Effective Time.

      3. Manner of Converting Shares.

            (a) Effects on Optivision Stock. As of the Effective Time, without any action on the part of any holder of any share of common stock, no par value per share, of Optivision (the "Optivision Stock"):

                  (i) Capital Stock of Merger Sub. Each issued and outstanding share of common stock, no par value per share, of Merger Sub shall be converted into one fully paid and nonassessable share of common stock, no par value, of Optivision.

                  (ii) Cancellation of Treasury Stock. All shares of Optivision Stock issued and owned by Optivision at the Effective Time shall cease to be outstanding and shall be canceled and retired, and no consideration shall be delivered in exchange therefor.

                  (iii) Conversion of Optivision Stock. Subject to Section (e) below, each issued and outstanding share of Optivision Stock, other than shares to be canceled in accordance with Section (b) and Dissenting Shares (as defined in Section (d) below), shall be converted into the right to receive fully paid and nonassessable shares of common stock, par value $.0001 per share, of Holdco (the "Holdco Stock") as follows:

Each Share of             Number of Shares of Holdco Stock
- -------------             --------------------------------
Optivision Stock          Into Which Converted
- ----------------          --------------------
Optivision Stock          0.10 shares (the "Exchange Ratio") of Holdco Stock

      The shares of Company Stock into which shares of Optivision Stock are converted pursuant to the foregoing are referred to herein collectively as the "Merger Consideration."

      Without any action on the part of the holders thereof, at the Effective Time, all shares of Optivision Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such share of Optivision Stock (such certificate or other evidence of ownership, a "Certificate") shall thereafter cease to have any rights with respect to such shares of Optivision Stock, except the right (subject to Section (b) and Section
(d) to receive the applicable Merger Consideration with respect thereto and any dividends or other distributions to which holders of Optivision Stock become entitled upon the surrender of such Certificate.

            (b) Optivision Stock Options. Each Optivision stock option representing a right to purchase shares of Optivision Stock (an "Optivision Option") granted under the Optivision 1997 Stock Plan (the "Optivision Plan") prior to the Effective Time and which remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Optivision Stock and shall be converted at the Effective Time into an option to acquire, on the same terms and conditions as were applicable under the Optivision Plan (but taking into account any changes thereto, including the acceleration thereof, provided for in the Optivision Plan, in any award agreement or in such option by reason of this Agreement or the transactions contemplated hereby), that number of shares of Holdco Stock determined by multiplying the number of shares of Optivision Stock subject to such Optivision Option by the Exchange Ratio (rounded to the nearest whole share of Holdco Stock) at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in


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

such Optivision Option divided by the Exchange Ratio; provided, however, that in the case of any Optivision Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

            (c) Optivision Warrants. Each Warrant representing a right to purchase shares of Optivision Stock (an "Optivision Warrant") and which remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Optivision Stock and shall be converted at the Effective Time into a warrant to acquire, on the same terms and conditions as were applicable under the related Optivision Warrant that number of shares of Holdco Stock determined by multiplying the number of shares of Optivision Stock subject to such Optivision Warrant by the Exchange Ratio (rounded to the nearest whole share of Holdco Stock) at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Optivision Warrant divided by the Exchange Ratio.

            (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Optivision Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Optivision Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 1300 et seq. of the California Law (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Optivision Stock shall be entitled to receive payment of the appraised value of such shares of Optivision Stock in accordance with the provisions of such provisions of the California Law unless and until such holders fail to perfect or shall have effectively withdrawn or lost their rights to appraisal and payment under the California Law. If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or lost such right, such shares of Optivision Stock shall thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration to which the holder of such shares of Optivision Stock is entitled, without any interest or dividends thereon.

            (e) No Fractional Shares of Holdco Stock.

                  (i) No certificates or scrip for fractional shares of Holdco Stock shall be issued upon the surrender for exchange of Certificates in the Merger and such fractional share interest will not entitle the owner thereof to vote or to have any rights of a stockholder of Holdco or a holder of shares of Holdco Stock.

                  (ii) Notwithstanding any other provision to this Agreement, any fraction of a share of Holdco Stock to which a holder of shares of Optivision Stock shall be entitled to receive in exchange pursuant to the Merger (determined after taking into account all Certificates delivered by such holder) shall be rounded to the nearest whole number.

      4. Effective Time. The merger shall become effective as of the date and time this Agreement is filed with the office of the Secretary of State of the State of California.


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

      IN WITNESS WHEREOF, the parties have executed this Agreement by their respective duly authorized representatives as of ____________________.

OPTIVISION, INC.            AMNIS SYSTEMS INC.         ASI ACQUISITION, INC.

By: ___________________     By: ___________________    By: ___________________
Name:__________________     Name:__________________    Name:__________________
Title:_________________     Title:_________________    Title:_________________


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